HEOP 2Q08 Results
July 23, 2008

Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-369-5200

Heritage Oaks Bancorp Reports Second Quarter Results,
Net loans Grew 44%, Core Deposits Increased 33% and a Second Quarter ALLL Provision of $2.8 Million.

Paso Robles, CA - July 23, 2008 - Heritage Oaks Bancorp (NASDAQ: HEOP), the parent company of Heritage Oaks Bank, today reported earnings for the second quarter of 2008. After a $2.8 million provision for loan losses, Heritage Oaks earned $691,000, or $0.09 per diluted share for the second quarter, compared to $1.8 million, or $0.26 per diluted share, in the second quarter of 2007. For the first six months of 2008, net income was $2.4 million, or $0.30 per diluted share, compared to $3.3 million, or $0.47 per diluted share, in the first six months of 2007. The earnings per share calculation is impacted by both the decrease in earnings for the quarter as well as the October 2007 acquisition of Business First National Bank of Santa Barbara, in which, Heritage Oaks Bank issued 850,213 shares, resulting in an 11.4% increase in the number of average diluted shares outstanding compared to the second quarter of 2007.

“The continued changes in the national economy affected the entire banking industry, as well as the local markets that we serve. While loan and core deposit growth remains strong year-over-year as well as over the previous quarter, we have not been immune to asset quality deterioration,” stated Lawrence P. Ward, President and CEO. “We believe our actions to strengthen our allowance for loan losses and address credit quality issues immediately is prudent for our future success. Even with these aggressive steps to meet credit quality concerns, our second quarter and year-date-results show that we remain well positioned for growth in our attractive markets.”

Second Quarter 2008 Highlights:
•	Net income was $691,000, or $0.09 per diluted share.
•	Net interest income increased 32% to $9.6 million compared to the same quarter a year ago.
•	Revenues advanced 31% to $11.3 million compared to the same quarter a year ago.
•	Core deposits increased 33% over a year ago, and represent 73% of total deposits.
•	Gross loans grew 43% to $660 million compared to a year ago.
•	Net interest margin was 5.28%.
•	Second quarter provision for ALLL $2.8 million.

Asset Quality
“Management has and will continue to perform an extensive review of the loan portfolio in an effort to identify any problem credits. Additionally, we formed a special assets division in March, to oversee all problem credits,” said Ward. “As a result, as of June 30, 2008, all non performing loans (NPLs) have been written down and are now being carried at their fair market value.” Based on the current economic outlook, the Bank believes it has taken a very aggressive position with respect to the adequacy of the loan loss reserve. “The large provision during the second quarter was partly based on identified credits which have been accounted for as of June 30, as well as our desire to build our reserve based on these very uncertain economic times” said Ward.

Non-performing assets increased to $13.7 million, or 1.71% of total assets at June 30, 2008, compared to $1.5 million, or 0.20% of total assets, at the end of the previous quarter and $555,000, or 0.09% of total assets a year earlier. Heritage Oaks recorded a $2.8 million provision for loan losses in the second quarter of 2008, compared to a $240,000 provision for loan losses in the previous quarter and $170,000 in the second quarter a year ago. For the first six months of the year it added $3.0 million to its provision for loan losses compared to only $310,000 in the first six months of 2007. The loan loss reserve now represents 1.23% of total loans outstanding, up from 0.99% at the end of the first quarter, 2008.

During the second quarter of 2008, the Bank moved into OREO one credit of just under $200,000. The foreclosed property had previously been accounted for as a non performing loan and had been written down to its fair market value. No additional charge off was required at the time the property was moved into OREO. Another credit of $50,000 was written down to $29,000 at the time the Bank took possession of the property securing the loan. The Bank received a cash offer to sell the underlying property early in July and on July 21, the Bank closed on the sale and booked a net recovery of $15,000.

HEOP 2Q08 Results
July 23, 2008

Loans on non-accrual status totaled $13.4 million at June 30, 2008 compared to $1.5 million at March 31, 2008. In May 2008, the Company reported in an 8-K filing with the SEC, an increase in non-accrual loans of approximately $11 million. All loans on non-accrual are carried at fair value pursuant to FASB 114. As of June 30, 2008, non-accruing loans consist of the following:

1.	Nine loans in the approximate amount of $10.4 million to three borrowers all representing single family spec construction loans located in various costal communities along the Central Coast.

2.	Five loans in the approximate amount of $2.3 million all secured by commercial real estate and single family residences.

3.	Eight loans in the approximate amount of $700,000 to five borrowers that are collateralized by various business assets and personal collateral.

Credit quality is consistently monitored and Management has implemented additional precautionary actions that include but are not limited to pro-actively identifying credit weaknesses earlier in the collection cycle, increasing the oversight frequency of watch list credits and devoting additional internal resources to monitoring those credits.

The allowance for loan losses were $8.1 million, or 1.23% of total loans outstanding at June 30, 2008, compared to $6.3 million, or 0.99% of total loans outstanding at March 31, 2008, and $4.5 million, or 0.98% of total loans outstanding, at June 30, 2007. The Bank took a total provision for loan losses during the second quarter of 2008 in the amount of $2.8 million. $1.4 million of the increase over last year is attributable to the credit from the purchase of Business First. During the second quarter 2008, the Bank charged off a total of $1.023 million and recognized total recoveries in the amount of $72 thousand. Of the total dollars charged off during the second quarter of 2008, the Bank charged off two C&I loans in the amount of just under $500 thousand. The balance of the losses, approximately $530 thousand, was the result of obtaining new appraisals on spec construction loans that had been placed on non-accrual status.

Heritage Oaks Bank has no direct exposure to subprime mortgage lending and very little exposure for speculative construction for single family residences.

Balance Sheet
Loan growth was strong for the quarter, with the largest increase in commercial and industrial loans, which increased 16% at June 30, 2008, compared to March 31, 2008. “Throughout the second quarter, we have chosen not to originate single family spec construction loans, nor do we see this as a viable product for the foreseeable future. Additionally, the Bank continues to employ stringent lending standards, remaining very selective in the types of loans we choose to fund.” Ward said.

Net loans grew 3% over the prior quarter and 43% year-over year. Net loans were $650 million at June 30, 2008, compared to $454 million a year earlier, with the Business First acquisition accounting for approximately 27% of total net loan growth on a year over year basis. The loans added from Business First are primarily real estate loans, all of which have undergone a thorough due diligence by the Bank’s internal credit department. During the quarter ended June 30, 2008, approximately $200 thousand of loans acquired from Business First were charged off. This represents only 0.02% of total assets. At June, 30, 2008, no loans acquired in the acquisition of Business First were on non-accrual status.

Total assets increased 36% to a record $800 million at June 30, 2008, compared to $590 million a year earlier.

“We are constantly looking for ways to expand our banking products in an effort to grow core deposits,” said Ward. “During the second quarter we began offering a new electronic demand deposit interest bearing account and we introduced our successful variable interest rate money market account to our Santa Barbara market. We believe these new products, as well as the products we already have in place will help us grow core deposit to fund future loan growth.”

Total deposits grew 30% to $635 million at June 30, 2008, compared to $489 million a year ago. The Business First acquisition accounted for 27% of total deposit growth on a year over year basis. Core deposits increased 33% to $462 million at June 30, 2008, compared to $347 million a year ago, and now represent 73% of total deposits. Time deposits of $100,000 or more increased significantly, largely due to the addition of $30 million of brokered certificates of deposit during the quarter, which were at an average rate of 3.33%. Heritage Oaks reduced its Federal Home Loan Bank (FHLB) borrowings by $5.0 million during the second quarter of 2008.

HEOP 2Q08 Results
July 23, 2008

Operating Results
The net interest margin was 5.28% for the second quarter, compared to 5.33% during the preceding quarter and 5.56% for the second quarter a year ago. For the first six months of the year the net interest margin was 5.31%, compared to 5.61% for the first six months of 2007. “Our margin compressed compared to the preceding quarter, as we felt the full impact of the 200 basis point decrease in the Fed Funds rate by the Federal Reserve during the first three months of 2008,” Ward said. “However, core deposit growth contributed to keeping our margin above peer levels.”

Total revenues, consisting of net interest income before the provision for loan losses and non-interest income, climbed 31% to $11.3 million in the second quarter, from $8.6 million in the second quarter of 2007. For the first six months of the year total revenues increased 30% to $21.9 million, compared to $16.9 million in the first six months of 2007. Net interest income grew 32% to $9.6 million in the second quarter compared to $7.3 million in the second quarter a year ago. Year-to-date, net interest income increased 31% to $18.7 million compared to $14.3 million in the first half of 2007. Interest and fees on loans increased 15% for the second quarter compared to the second quarter a year ago while interest expense decreased 16% for the second quarter compared to the second quarter a year ago.

Noninterest income was up 26% for the quarter and 22% year-to-date, compared to the respective periods a year ago, largely due to the Visa IPO income of $275,000 in the second quarter, as well as a substantial increase in service charges on deposit accounts, which rose 22% during the quarter and 24% year-to-date, compared to the respective periods last year. Total noninterest income was $1.8 million for the second quarter compared to $1.4 million for the second quarter a year ago and year-to-date noninterest income was $3.2 million compared to $2.6 million for the same period a year ago.

Non interest expense decreased in the second quarter of 2008 compared to the preceding quarter, largely due to decreases in Salaries and Related as well as Other non interest expense. “During the second quarter we reorganized our executive team, eliminating one position which should result in improved efficiencies in the second half of the year.” stated Ward. “Total non-interest expense was $7.5 million for the second quarter compared to $7.6 million in the previous quarter and $5.6 million in the second quarter a year ago. Year-to-date, total non-interest expense was $15.1 million compared to $11.3 million during the same period a year earlier.

“Even with the reduction of non interest expenses in the second quarter of 2008, the Bank did recognize over $200,000 in non recurring Salaries expenses as a result of the reorganization and about $125,000 non recurring Other non interest expenses. Non interest expenses for the second quarter 2008 are up when compared to the same reporting period a year ago, with a majority of the increase directly related to our larger organization due to the acquisition of Business First,” said Ward.

Performance Measures and Capital Adequacy
At June 30, 2008, the acquisition of Business First accounts for the addition of nearly $150 million in assets along with $13.8 million in equity over that which was reported at June 30, 2007. As a result, return on average assets was 0.35% in the second quarter of 2008 compared to 1.25% in the second quarter of 2007. For the first half of the year, return on average assets was 0.62%, compared to 1.17% for the first half of 2007. Return on average equity was 3.84% for the second quarter compared to 13.84% in the second quarter a year ago, and 6.66% for the first half of the year, compared to 13.0% in the first half of 2007. The Business First acquisition is expected to be accretive to earnings per share by the end of 2008.

The efficiency ratio was 66.31% in the second quarter of 2008 compared to 72.17% in the previous quarter and 64.32% in the second quarter a year ago. For the first half of the year the efficiency ratio was 69.14% compared to 66.55% in the first half of 2007. The efficiency ratio measures operating expenses as a percent of revenues.

As a result of the acquisition of Business First, shareholders’ equity increased 35% to $70.9 million at June 30, 2008, compared to $52.5 million a year ago. Book value per share was $9.19 at June 30, 2008, compared to $7.72 per share a year earlier and tangible book value per share was $7.23 at June 30, 2008, compared to $6.89 a year earlier.

Heritage Oaks has over $68.8 million in Tier I capital and $77.1 million in Total Risk Based capital and remains “well capitalized” by regulatory standards with a Risk Adjusted capital ratio of 10.83% and a Tier One capital ratio of 8.87%. Additionally, Heritage Oaks owns neither Fannie Mae or Freddie Mac common or preferred stock.

HEOP 2Q08 Results
July 23, 2008

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch offices in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings. If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

HEOP 2Q08 Results
July 23, 2008

Heritage Oaks Bancorp
Consolidated Statements of Income
(dollars in thousands except share data)

	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended			Percentage Change Vs.
	6/30/2008	3/31/2008	6/30/2007	3/31/2008	6/30/2007
Interest Income:
Interest and fees on loans	$11,732	$12,091	$10,214	-3.0%	14.9%
Investment securities	794	656	437	21.0%	81.7%
Federal funds sold and commercial paper	45	67	162	-32.8%	-72.2%
Time certificates of deposit	3	3	10	0.0%	-70.0%
Total interest income	12,574	12,817	10,823	-1.9%	16.2%
Interest Expense:
NOW accounts	162	93	43	74.2%	276.7%
MMDA accounts	823	1,282	946	-35.8%	-13.0%
Savings accounts	35	131	23	-73.3%	52.2%
Time deposits of $100K or more	525	680	301	-22.8%	74.4%
Other time deposits	674	900	1,276	-25.1%	-47.2%
Other borrowed funds	766	611	976	25.4%	-21.5%
Total interest expense	2,985	3,697	3,565	-19.3%	-16.3%
Net interest income before provision for loan losses	9,589	9,120	7,258	5.1%	32.1%
Provision for loan losses	2,775	240	170	1056.3%	1532.4%
Net interest income after provision for loan losses	6,814	8,880	7,088	-23.3%	-3.9%
Non Interest Income:
Service charges on deposit accounts	837	772	686	8.4%	22.0%
Other income	882	667	705	32.2%	25.1%
Gain on sale of investment securities	37	-	-	-	-
Total non-interest income	1,756	1,439	1,391	22.0%	26.2%
Non-Interest Expense:
Salaries and employee benefits	4,021	4,225	3,194	-4.8%	25.9%
Occupancy and equipment	1,129	1,139	706	-0.9%	59.9%
Other expenses	2,348	2,256	1,663	4.1%	41.2%
Total non-interest expenses	7,498	7,620	5,563	-1.6%	34.8%
Income before provision for income taxes	1,072	2,699	2,916	-60.3%	-63.2%
Provision for income taxes	381	1,024	1,116	-62.8%	-65.9%
Net income	$691	$1,675	$1,800	-58.7%	-61.6%

Average basic shares outstanding	7,705,174	7,694,546	6,754,321
Average diluted shares outstanding	7,830,390	7,851,831	7,027,090
Basic earnings per share	$0.09	$0.22	$0.27
Fully diluted earnings per share	$0.09	$0.21	$0.26

HEOP 2Q08 Results
July 23, 2008

Heritage Oaks Bancorp
Consolidated Statements of Income
(dollars in thousands except share data)
	(unaudited)	(unaudited)	Percentage
	For the Six Months Ended		Change Vs.
	6/30/2008	6/30/2007	6/30/2007
Interest Income:
Interest and fees on loans	$23,823	$20,029	18.9%
Investment securities	1,450	885	63.8%
Federal funds sold and commercial paper	112	193	-42.0%
Time certificates of deposit	6	18	-66.7%
Total interest income	25,391	21,125	20.2%
Interest Expense:
NOW accounts	255	71	259.2%
MMDA accounts	2,105	1,613	30.5%
Savings accounts	166	47	253.2%
Time deposits of $100K or more	1,205	510	136.3%
Other time deposits	1,574	2,488	-36.7%
Other borrowed funds	1,377	2,105	-34.6%
Total interest expense	6,682	6,834	-2.2%
Net interest income before provision for loan losses	18,709	14,291	30.9%
Provision for loan losses	3,015	310	872.6%
Net interest income after provision for loan losses	15,694	13,981	12.3%
Non Interest Income:
Service charges on deposit accounts	1,609	1,299	23.9%
Other income	1,549	1,324	17.0%
Gain on sale of investment securities	37	-	-
Total non-interest income	3,195	2,623	21.8%
Non-Interest Expense:
Salaries and employee benefits	8,246	6,444	28.0%
Occupancy and equipment	2,268	1,421	59.6%
Other expenses	4,604	3,391	35.8%
Total non-interest expenses	15,118	11,256	34.3%
Income before provision for income taxes	3,771	5,348	-29.5%
Provision for income taxes	1,405	2,037	-31.0%
Net income	$2,366	$3,311	-28.5%

Average basic shares outstanding	7,699,860	6,728,840
Average diluted shares outstanding	7,841,144	7,018,270
Basic earnings per share	$0.31	$0.49
Fully diluted earnings per share	$0.30	$0.47

HEOP 2Q08 Results
July 23, 2008

Heritage Oaks Bancorp
Consolidated Balance Sheets
(dollars in thousands except share data)

	(unaudited)	(unaudited)	(audited)	(unaudited)	Percentage Change Vs.
	6/30/2008	3/31/2008	12/31/2007	6/30/2007	3/31/2008	12/31/2007	6/30/2007
Assets
Cash and due from banks	$27,346	$22,217	$23,254	$20,945	23.1%	17.6%	30.6%
Federal funds sold	15,660	3,670	23,165	43,505	326.7%	-32.4%	-64.0%
Total cash and cash equivalents	43,006	25,887	46,419	64,450	66.1%	-7.4%	-33.3%

Interest bearing deposits with other banks	131	330	330	318	-60.3%	-60.3%	-58.8%
Securities available for sale	57,064	54,829	47,556	36,018	4.1%	20.0%	58.4%
Federal Home Loan Bank Stock, at cost	5,401	3,402	3,045	3,119	58.8%	77.4%	73.2%
Loans held for sale	1,246	2,759	902	3,329	-54.8%	38.1%	-62.6%
Loans, net (1)	649,928	631,722	605,342	453,900	2.9%	7.4%	43.2%
Property, premises and equipment	6,524	6,228	6,390	5,057	4.8%	2.1%	29.0%
Bank owned life insurance	10,527	10,420	9,923	9,621	1.0%	6.1%	9.4%
Deferred tax assets	5,799	5,159	5,290	4,656	12.4%	9.6%	24.5%
Goodwill	11,541	11,538	10,911	4,864	0.0%	5.8%	137.3%
Core deposit intangible	4,121	4,336	4,551	971	-5.0%	-9.4%	324.4%
Other real estate and owned	197	-	-	-	-	-	-
Other assets	4,600	4,596	4,895	3,562	0.1%	-6.0%	29.1%
Total assets	$800,085	$761,206	$745,554	$589,865	5.1%	7.3%	35.6%

Liabilities
Deposits:
Non-interest bearing demand	$168,589	$155,621	$153,684	$153,485	8.3%	9.7%	9.8%
Savings, NOW, and money market	293,799	302,970	317,911	193,720	-3.0%	-7.6%	51.7%
Time deposits of $100K or more	79,756	47,069	75,966	44,141	69.4%	5.0%	80.7%
Time deposits under $100K	92,374	84,795	97,247	97,761	8.9%	-5.0%	-5.5%
Total deposits	634,518	590,455	644,808	489,107	7.5%	-1.6%	29.7%
FHLB advances and other borrowings	71,500	76,505	8,000	30,000	-6.5%	793.8%	138.3%
Securities sold under agreements to repurchase	2,718	2,217	1,936	1,358	22.6%	40.4%	100.1%
Junior subordinated debentures	13,403	13,403	13,403	8,248	0.0%	0.0%	62.5%
Other liabilities	7,074	7,658	7,957	8,631	-7.6%	-11.1%	-18.0%
Total liabilities	729,213	690,238	676,104	537,344	5.6%	7.9%	35.7%
Stockholders' equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding:
7,709,929; 7,703,030; 7,683,829 and 6,800,223 June 30, 2008; March 31, 2008; December 31, 2007 and June 30, 2007, respectively	48,456	48,811	43,996	30,072	-0.7%	10.1%	61.1%
Additional paid in capital	839	785	672	520	6.9%	24.9%	61.3%
Retained earnings	22,140	21,009	24,598	22,096	5.4%	-10.0%	0.2%
Accumulated other comprehensive income	(563)	363	184	(167)	-255.1%	-406.0%	-237.1%
Total stockholders' equity	70,872	70,968	69,450	52,521	-0.1%	2.0%	34.9%
Total liabilities and stockholders' equity	$800,085	$761,206	$745,554	$589,865	5.1%	7.3%	35.6%
(1) Loans are net of deferred loan fees of $1,756; $1,833; $1,732; $1,559 and allowance for loan losses of $8,128; $6,305; $6,143; $4,520 for June 30, 2008, March 31, 2008, December 31, 2007, and June 30, 2007 respectively.

HEOP 2Q08 Results
July 23, 2008

Additional Financial Information
(dollars in thousands)
	For the Quarters Ended				Percentage Change Vs.
LOANS	6/30/2008	3/31/2008	12/31/2007	6/30/2007	3/31/2008	12/31/2007	6/30/2007
Real Estate Secured:
Multi-family residential	$14,457	$12,344	$12,779	$9,286	17.1%	13.1%	55.7%
Residential 1 to 4 family	26,466	26,214	24,326	6,104	1.0%	8.8%	333.6%
Home equity lines of credit	19,220	17,200	17,470	9,330	11.7%	10.0%	106.0%
Commercial	268,612	275,821	274,266	218,480	-2.6%	-2.1%	22.9%
Farmland	10,652	9,671	11,557	11,240	10.1%	-7.8%	-5.2%
Commercial:
Commercial and industrial	154,456	133,211	134,178	86,301	15.9%	15.1%	79.0%
Agriculture	12,747	12,480	11,367	11,757	2.1%	12.1%	8.4%
Other	814	790	535	382	3.0%	52.1%	113.1%
Construction:
Single family residential	9,708	9,944	10,239	7,962	-2.4%	-5.2%	21.9%
Single family residential - Spec.	16,565	18,200	18,718	13,527	-9.0%	-11.5%	22.5%
Tract	2,317	3,225	1,664	-	-28.2%	39.2%	-
Multi-family	9,482	9,331	9,054	5,037	1.6%	4.7%	88.2%
Hospitality	21,401	19,371	16,784	13,130	10.5%	27.5%	63.0%
Commercial	27,565	28,922	30,677	38,185	-4.7%	-10.1%	-27.8%
Land	55,555	54,278	31,064	23,157	2.4%	78.8%	139.9%
Installment loans to individuals	7,792	7,733	7,977	5,711	0.8%	-2.3%	36.4%
All other loans (including overdrafts)	2,003	1,125	562	390	78.0%	256.4%	413.6%
Total gross loans	$659,812	$639,860	$613,217	$459,979	3.1%	7.6%	43.4%
Deferred loan fees	1,756	1,833	1,732	1,559	-4.2%	1.4%	12.6%
Allowance for loan losses	8,128	6,305	6,143	4,520	28.9%	32.3%	79.8%
Net loans	$649,928	$631,722	$605,342	$453,900	2.9%	7.4%	43.2%
Loans held for sale	$1,246	$2,759	$902	$3,329	-54.8%	38.1%	-62.6%

	For the Quarters Ended				Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	6/30/2008	3/31/2008	12/31/2007	6/30/2007	3/31/2008	12/31/2007	6/30/2007

Balance, beginning of period	$6,305	$6,143	$4,720	$4,312	2.6%	33.6%	46.2%
Provision expense	2,775	240	140	170	1056.3%	1882.1%	1532.4%
Credit losses charged against allowance	(1,024)	(78)	(213)	(19)	1212.8%	380.8%	5289.5%
Recoveries of loans previously charged off	72	-	115	57	-	-37.4%	26.3%
Credit from purchase of Business First Bank	-	-	1,381	-	-	-	-
Balance, end of period	$8,128	$6,305	$6,143	$4,520	28.9%	32.3%	79.8%

Net ( charge-offs ) / recoveries	$(952)	$(78)	$(98)	$38	1120.5%	871.4%	2605.3%
Net charge-offs / average loans outstanding	0.14%	0.01%	0.02%	-0.01%	1059.3%	624.6%	1891.4%
Allowance for loan losses / total loans outstanding	1.23%	0.99%	1.00%	0.98%	25.0%	23.0%	25.4%

	For the Quarters Ended				Percentage Change Vs.
NON-PERFORMING ASSETS	6/30/2008	3/31/2008	12/31/2007	6/30/2007	3/31/2008	12/31/2007	6/30/2007

Loans on non-accrual status	$13,414	$1,544	$338	$555	768.8%	3868.6%	2316.9%
Loans more than 90 days delinquent, still accruing	93	-	-	-	-	-	-
Total non-performing loans	13,507	1,544	338	555	774.8%	3896.2%	2333.7%
Other real estate owned (OREO)	197	-	-	-	-	-	-
Total non-performing assets	$13,704	$1,544	$338	$555	787.6%	3954.4%	2369.2%

Total non-performing assets to total assets	1.71%	0.20%	0.05%	0.09%	744.4%	3678.1%	1720.4%

	For the Quarters Ended				Percentage Change Vs.
DEPOSITS	6/30/2008	3/31/2008	12/31/2007	6/30/2007	3/31/2008	12/31/2007	6/30/2007

Non-interest bearing demand	$168,589	$155,621	$153,684	$153,485	8.3%	9.7%	9.8%
Interest-bearing demand	83,387	79,248	69,558	57,288	5.2%	19.9%	45.6%
Regular savings accounts	23,067	23,840	41,599	23,240	-3.2%	-44.5%	-0.7%
Money market accounts	187,345	199,882	206,754	113,192	-6.3%	-9.4%	65.5%
Total interest-bearing transaction & savings accounts	293,799	302,970	317,911	193,720	-3.0%	-7.6%	51.7%
Time deposits	172,130	131,864	173,213	141,902	30.5%	-0.6%	21.3%
Total deposits	$634,518	$590,455	$644,808	$489,107	7.5%	-1.6%	29.7%

HEOP 2Q08 Results
July 23, 2008

	Three Months Ended				Six Months Ended
PROFITABILITY / PERFORMANCE RATIOS	6/30/2008	3/31/2008	12/31/2007	6/30/2007	6/30/2008	6/30/2007
Operating efficiency	66.31%	72.17%	67.26%	64.32%	69.14%	66.55%
Return on average equity	3.84%	9.55%	11.65%	13.84%	6.66%	12.99%
Return on average tangible equity	4.92%	12.32%	14.51%	15.58%	8.56%	14.66%
Return on average assets	0.35%	0.91%	1.11%	1.25%	0.62%	1.17%
Other operating income to average assets	0.89%	0.78%	0.80%	0.96%	0.84%	0.93%
Other operating expense to average assets	3.81%	4.12%	3.84%	3.86%	3.96%	3.99%
Net interest income to average assets	4.88%	4.93%	4.91%	5.03%	4.90%	5.07%
Non-interest income to total net revenue	15.48%	13.63%	14.08%	16.08%	14.59%	15.51%

ASSET QUALITY AND CAPITAL RATIOS

Non-performing loans to total gross loans	2.05%	0.24%	0.06%	0.12%
Non-performing loans as a % of ALLL	166.18%	24.49%	5.50%	12.28%
Non-performing loans to primary capital	19.06%	2.18%	0.49%	1.06%
Leverage ratio	8.87%	9.30%	9.60%	9.58%
Tier I Risk-Based Capital Ratio	9.66%	9.82%	10.08%	10.64%
Total Risk-Based Capital Ratio	10.83%	10.76%	11.04%	11.55%

AVERAGE BALANCES AND RATES	For the Three Months Ended				Six Months Ended
(dollars in thousands)	6/30/2008	3/31/2008	12/31/2007	6/30/2007	6/30/2008	6/30/2007
Average investments	$64,298	$55,596	$50,525	$40,575	$59,949	$40,878
Average federal funds sold	9,249	8,013	18,137	13,198	8,631	7,834
Average loans	656,917	623,981	585,484	469,719	640,449	465,297
Average earning assets	730,464	687,590	654,146	523,492	709,029	514,009
Average non-earning assets	67,083	62,769	61,090	59,619	64,924	58,630
Average for loan losses	(6,475)	(6,204)	(5,932)	(4,417)	(6,339)	(4,299)
Average assets	$791,072	$744,155	$709,304	$578,694	$767,614	$568,340

Average non-interest bearing demand deposits	$152,927	$144,108	$151,483	$138,696	$148,518	$139,878
Average interest bearing deposits	448,341	457,943	458,143	315,031	453,142	299,958
Average other borrowings	109,667	63,287	23,634	66,979	86,477	71,895
Average non-interest bearing liabilities	7,856	8,247	8,701	5,818	8,051	5,218
Average liabilities	718,791	673,585	641,961	526,524	696,188	516,949
Average equity	72,281	70,570	67,343	52,170	71,426	51,391
Average liabilties and equity	$791,072	$744,155	$709,304	$578,694	$767,614	$568,340

Interest rate yield on loans	7.18%	7.79%	8.36%	8.72%	7.48%	8.68%
Interest rate yield on investments	4.99%	4.77%	4.79%	4.42%	4.88%	4.45%
Interest rate yield on federal funds sold	1.96%	3.36%	4.55%	4.92%	2.61%	4.97%
Interest rate yield on interest earnings assets	6.92%	7.50%	7.98%	8.29%	7.20%	8.29%
Interest rate expense on deposits	1.48%	2.06%	2.61%	2.29%	1.77%	2.17%
Interest rate expense on other borrowings	2.81%	3.88%	6.11%	5.84%	3.20%	5.90%
Interest rate expense on interest bearing liabilities	2.15%	2.85%	3.60%	3.74%	2.49%	3.71%
Average equity to average assets	9.14%	9.48%	9.49%	9.02%	9.30%	9.04%
Net interest margin	5.28%	5.33%	5.33%	5.56%	5.31%	5.61%

NOTE: Transmitted on Prime Newswire on July 23, 2008 at 3:00 p.m. PDT